Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Announces Expansion and Extension of Revolving Credit Facility

DENVER—September 12, 2011—MarkWest Energy Partners, L.P. (NYSE:MWE) announced today the expansion and extension of its senior secured revolving credit facility with a syndicate of banks led by Wells Fargo Securities, LLC and RBC Capital Markets as joint lead arrangers and joint lead bookrunners.

As amended, the credit facility provides up to $750 million of borrowing capacity with improved pricing that will result in significant interest expense savings.  The maturity date of the credit facility was extended to September 2016.

“Given the significant growth of our business, we continue to focus on capital market activities to fund our capital expenditures while consistently improving our credit metrics and maintaining a strong liquidity position,” stated Frank Semple, Chairman, President and Chief Executive Officer.  “We are very pleased to complete this amendment to our revolving credit facility that provides us with additional financial flexibility to continue pursuing our growth strategy while lowering our borrowing costs.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.